Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Fiscal 2009 Results
Services and consulting revenue increased by 171.5%;   Earnings per share increased by 33.3%

Marlton, NJ, December 3, 2009 - Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the year ended August 31, 2009, consolidated operating income increased to $4.1 million, compared to $3.3 million in the prior year.    Net income before interest, taxes, depreciation and amortization (“EBITDA”) for the year ended August 31, 2009 increased to $6.4 million from $4.7 million in the prior year. Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, non-essential overhead, stock based compensation, executive recruiting fees, severance, temporary wage reductions and the recovery of prior year expenses (“Adjusted EBITDA”), increased to $8.3 million in 2009 from $5.0 million in 2008.  Net income for the year ended August 31, 2009 increased to $1.7 million, as compared to $1.3 million in the prior year.  Earnings per share for the year ended August 31, 2009 increased $0.03 to $0.12 per share from $0.09 per share in the prior year.   A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is attached to this press release.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s board of directors and management to evaluate and measure the Company’s operating performance on a going forward basis.  These metrics are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”).  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain non-recurring or unusual costs, reflects certain changes made by management during the year and makes adjustments which in the opinion of management are necessary to reflect the underlying ongoing operations of the business going forward. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of these non-GAAP measures to net income (loss), the most closely comparable GAAP measure, for the years ended August 31, 2009 and 2008 and discussed these adjustments below.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

Highlights for year ended August 31, 2009

•	Services and consulting revenue increased 171.5% from $20.6 million to $55.8 million
•	Services and consulting revenue increased to 24.9% from 9.7% as a percentage of total revenue
•	Overall gross margin rose to 14.7% from 12.8%
•	Adjusted EBITDA increased to $8.3 million from $5.0 million
•	Long term debt, including the current portion of long term debt, was reduced by $2.4 million

The consolidated financial information for the year ended August 31, 2009 includes the accounts and transactions of KOAN-IT and EMS as of the respective acquisition dates of February 12, 2009 and May 12, 2009. The consolidated financial statement for the years ended August 31, 2009 and 2008 includes the accounts and transactions of Luceo and eBAS/Aveeva as of the respective acquisition dates of March 20, 2008 and August 13, 2008.

Adjusted EBITDA for the Emtec Infrastructure Services (“EIS’) division increased $1.6 million to $6.1 million for the year ended August 31, 2009, compared to $4.5 million for the year ended August 31, 2008. This increase in Adjusted EBITDA is primarily attributable to increased gross profit from the growth in revenues from services and consulting and decreased selling, general and administrative expenses that resulted from cost-cutting measures we enacted during 2009.  Except for retention bonuses all adjustments included in the calculation of Adjusted EBITDA set forth in the reconciliation table below were for this division.  In addition, the EIS division incurred $238,000 in merger and acquisition expenses versus $296,000 in 2008 which are not included in the adjustments to EBITDA set forth in the reconciliation that appears below.

Adjusted EBITDA for the Emtec Global Services (“EGS”) division increased $1.7 million to $2.2 million for the year ended August 31, 2009, compared to $502,000 for the year ended August 31, 2008. This increase in Adjusted EBITDA is primarily attributable to comparing a full year of operations in fiscal 2009 to a shorter stub period in the year ended August 31, 2008 and a reduction in selling, general and administrative costs as a percentage of revenue.  The EGS adjustment included in the calculation of Adjusted EBITDA includes retention bonuses paid during 2009.

Net income on a consolidated basis increased by $397,000 to $1.7 million for the year ended August 31, 2009, compared to $1.3 million for the year ended August 31, 2008.

“In light of the continued economic downturn I am delighted to be able to report this improved annual performance once again,” said Dinesh Desai, Chairman and Chief Executive Officer of Emtec. “Early in the year we took measures to preserve long term value for the Company and eliminate certain excess costs.  During the second half of the year we were able to take advantage of our increasingly prominent position in the market to invest in our people and our clients.  Our execution in our education market was extremely pleasing as we look to not only improve our stockholder value but to provide technology needs to improve the critically important education sector.”

About Emtec:

Emtec, Inc., a Delaware corporation, was formed on January 17, 2001 (the “Company”) and is an information technology (“IT”) systems integrator, providing consulting, staffing, application services and infrastructure solutions to commercial, federal, education, state and local government clients. The Company’s specific practices include IT consulting, communications, data management, enterprise computing, managed services, business service management solutions, training, storage and data center planning and development and staff augmentation solutions.  The Company’s client base is comprised of departments of the United States and Canada’s federal, state and local governments, schools and commercial businesses throughout the United States and Canada.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Consolidated Financial Statements

EMTEC, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
Years Ended August 31,

	2009	2008	Change	%
Revenues
Procurement services	$168,020	$190,596	$(22,576)	(11.8)%
Service and consulting	55,823	20,560	35,263	171.5%
Total Revenues	223,843	211,156	12,687	6.0%

Cost of Sales
Cost of procurement services	149,631	168,850	(19,219)	(11.4)%
Service and consulting	41,316	15,370	25,946	168.8%
Total Cost of Sales	190,947	184,220	6,727	3.7%

Gross Profit
Procurement services	18,389	21,746	(3,357)	(15.4)%
Procurement services %	10.9%	11.4%

Service and consulting	14,507	5,190	9,317	179.5%
Service and consulting %	26.0%	25.2%

Total Gross Profit	32,896	26,936	5,960	22.1%
Total Gross Profit %	14.7%	12.8%

Operating expenses:
Selling, general, and administrative expenses	25,883	21,892	3,991	18.2%
Rent expense – related party	611	377	234	62.1%
Depreciation and amortization	2,320	1,336	984	73.7%
Total operating expenses	28,814	23,605	5,209	22.1%
Percent of revenues	12.9%	11.2%

Operating income	4,082	3,331	751	22.5%
Percent of revenues	1.8%	1.6%

Other expense (income):
Interest income – other	(16)	(89)	73	(82.0)%
Interest expense	1,117	998	119	11.9%
Other	30	1	29	N/A

Income before income taxes	2,951	2,421	530	21.9%
Provision for income taxes	1,233	1,100	133	12.1%
Net income	$1,718	$1,321	$397	30.0%
Percent of revenues	0.8%	0.6%

Reconciliation of net income to EBITDA and Adjusted EBITDA

EMTEC, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
Years Ended August 31,

	2009	2008	Change
Net income	$1,718	$1,321	$397
Interest and other expense (income):	1,131	910	221
Income taxes	1,233	1,100	133
Depreciation and amortization	2,320	1,336	984
EBITDA	6,402	4,667	1,735
Retention bonuses (1)	932	-
Elimination of non-essential overhead (2)	950	-
Stock based compensation	161	287
Executive recruiting (3)	112	-
Severance	249	18
Temporary wage reductions- reinstated (4)	(274)	-
Recovery of prior year expenses (5)	(270)
Total Adjustments	1,860	305
Adjusted EBITDA	$8,262	$4,972	$3,290

1)  Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company's acquisitions of EBAS/Aveeva and Luceo.
2)  Elimination of non-essential overhead includes expenses incurred in 2009 which were eliminated by management during the year and will not recur on an ongoing basis. These charges included $149,000 paid to the former owners of Westwood under contracts that were not renewed (net of ongoing consulting costs paid to an owner), $399,000 paid to a senior executive under a contract that was not renewed and paid to other at-will employees whose positions were terminated and $402,000 in sales compensation changes implemented during the year.
3) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.
4) Due to the uncertain economic situation in late calendar 2008, management reduced wages by $464,000 during the year and later reinstated full wages at the end of the year, resulting in a one-time cost savings of $464,000.  This amount was netted against $190,000 in one-time bonuses paid out to employees after the prior wages we reinstated.
5) Offset from recovered professional fees which the Company previously recorded as an expense that were associated with defending the Company's tax positions during the IRS' 2003 and 2004 tax audit and appeal process.